Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 33-41927, 33-56787, 333-42007, 333-67887, 333-92089, 333-68010, 333-106937, 333-98487 and 333-46674 on Form S-8 and Registration Statements Nos. 33-60350, 333-48841, 333-12031, 333-46676, 333-106401, and 33-69476 on Form S-3 of Cousins Properties Incorporated of our report dated February 25, 2004, except for Notes 4, 8, and 12 as to which the date is November 8, 2004, (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the impact of the adoption of Statement of Financial Accounting Standards No. 144), appearing in this Current Report on Form 8-K of Cousins Properties Incorporated.

/s/ DELOITTE & TOUCHE LLP

Atlanta, Georgia
November 8, 2004